Exhibit 10.29



                       THIRD AMENDMENT TO
             AGREEMENT OF PURCHASE AND SALE OF STOCK


     This THIRD AMENDMENT TO AGREEMENT OF PURCHASE AND SALE OF
STOCK ("Third Amendment") is made as of the 21st day of December, 1993 by and between The Dow Chemical Company (the "Purchaser") and Univar Corporation (the "Company").

     Reference is made to that certain Agreement Of Purchase And Sale Of Stock dated as of June 24, 1991, as amended by a First Amendment dated September 24, 1993 and by a Second Amendment dated as of November 30, 1993 (collectively, the "Agreement") made by and between Purchaser and Company. Capitalized terms used in this Third Amendment shall have the same meanings as set forth in the Agreement, unless otherwise defined herein.

1.   The definition of "Put Expiration" as set forth in Section
2.4 of the Agreement, and as used in said Agreement, shall be changed from "December 31, 1993" to be "February 28, 1994."

2. Section 2.5 of the Agreement shall be deleted and the following shall be inserted in its place:

     "2.5 Purchase Price of Additional Shares. The price for the Additional Shares shall be $18.74 per share
     (the "Purchase Price)."

3. The reference in the next to last sentence of Section 2.6 of the Agreement, as amended, to the fact that Purchaser shall select the closing date for each Additional Closing which shall be no later than "90 days" after the date of the Put Notice shall be amended to provide that such closing date shall be no later than "30 days" after the date of the Put Notice.

4. The last sentence of Section 2.6 of the Agreement shall be deleted and the following shall be inserted in its place:

     "The Put Notice may be given by the Company at any time on or before the date of the Put Expiration.

     Except as modified by this Third Amendment, the Agreement shall continue in full force and effect.


     IN WITNESS WHEREOF, this Third Amendment has been duly executed by the parties hereto as of the date first above written.


                                UNIVAR CORPORATION



                                By: /James L. Fletcher
                                    Senior Vice President


                                THE DOW CHEMICAL COMPANY



                                By: /Enrique J. Sosa

                                Its: Senior Vice President